UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)


                          FIRST SIERRA FINANCIAL, INC.
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                         (Title of Class of Securities)

                                   335944 10 4
                                 (CUSIP Number)


         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1 (b)
         [ ]      Rule 13d-1 (c)
         [X]      Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be `filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 (`Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 335944 10 4                                               Page 2 of 12

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         REDSTONE GROUP, LTD.

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                  (a)       [ ]
                                                                  (b)       [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------

              NUMBER OF                 5.       SOLE VOTING POWER

                SHARES                           1,408,151

             BENEFICIALLY               6.       SHARED VOTING POWER

               OWNED BY                          -0-

                 EACH                   7.       SOLE DISPOSITIVE POWER

              REPORTING                          1,408,151

                PERSON                  8.       SHARED DISPOSITIVE POWER

                 WITH                            -0-

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,408,151
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                          [  ]
-------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.90%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         PN

CUSIP NO. 335944 10 4                                               Page 3 of 12

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         REDSTONE, INC.

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a)  [ ]
                                                                       (b)  [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------

              NUMBER OF                 5.       SOLE VOTING POWER

                SHARES                           1,408,151

             BENEFICIALLY               6.       SHARED VOTING POWER

               OWNED BY                          -0-

                 EACH                   7.       SOLE DISPOSITIVE POWER

              REPORTING                          1,408,151

                PERSON                  8.       SHARED DISPOSITIVE POWER

                 WITH                            -0-

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,408,151
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         9.90%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         CO

CUSIP NO. 335944 10 4                                               Page 4 of 12

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         DAVID L. SOLOMON

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a)[ ]
                                                                         (b)[X]
-------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------

              NUMBER OF                 5.       SOLE VOTING POWER

                SHARES                           729,849

             BENEFICIALLY               6.       SHARED VOTING POWER

               OWNED BY                          1,408,151

                 EACH                   7.       SOLE DISPOSITIVE POWER

              REPORTING                          729,849

                PERSON                  8.       SHARED DISPOSITIVE POWER

                 WITH                            1,408,151

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         2,138,000
--------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                          [  ]
--------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         15.03%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         IN

CUSIP NO. 335944 10 4                                               Page 5 of 12

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         DAVID C. SHINDELDECKER

         S.S. OR I.R.S. IDENTIFICATION NO.OF ABOVE PERSON
         Not Applicable
--------------------------------------------------------------------------------

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [ ]
                                                                        (b) [X]
--------------------------------------------------------------------------------
3.       SEC USE ONLY


--------------------------------------------------------------------------------
4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Texas
--------------------------------------------------------------------------------

              NUMBER OF                 5.       SOLE VOTING POWER

                SHARES                           109,867

             BENEFICIALLY               6.       SHARED VOTING POWER

               OWNED BY                          1,408,151

                 EACH                   7.       SOLE DISPOSITIVE POWER

              REPORTING                          109,867

                PERSON                  8.       SHARED DISPOSITIVE POWER

                 WITH                            1,408,151

--------------------------------------------------------------------------------
9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,518,018
-------------------------------------------------------------------------------
10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9
         EXCLUDES CERTAIN SHARES*                                          [  ]
-------------------------------------------------------------------------------

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         10.67%
--------------------------------------------------------------------------------

12.      TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

CUSIP NO. 335944 10 4                                               Page 7 of 12

--------------------------------------------------------------------------------
Item 1(a)                  Name of Issuer:

                           First Sierra Financial, Inc.
--------------------------------------------------------------------------------

Item 1(b)                  Address of Issuer's Principal Executive Offices:

                           600 Travis Street, Suite 7050
                           Houston, Texas 77002
--------------------------------------------------------------------------------

Item 2(a)                  Name of Person Filing:

                           Redstone Group, Ltd., a Texas limited partnership, Redstone, Inc., a Texas corporation, that is also the sole general partner of Redstone Group, Ltd., David
                           L. Solomon and David C. Shindeldecker. Mr. Solomon and Mr. Shindeldecker are each executive officers and the sole shareholders of Redstone, Inc., the sole general partner of Redstone Group, Ltd., and each have the power to direct the disposition or votes of the shares of Common Stock of First Sierra Financial, Inc. that are the subject of this Schedule 13(G). Each of such persons are hereinafter referred to collectively as a `Reporting Person.'
--------------------------------------------------------------------------------

Item 2(b)                  Address of Principal  Business Office:

                           5847 San Felipe, Suite 320
                           Houston, Texas  77057
--------------------------------------------------------------------------------

Item 2 (c)                 Citizenship:

                           Redstone Group, Ltd. Is a Texas limited partnership. Redstone, Inc. is a Texas corporation. Messrs. Solomon and Shindeldecker are each citizens of the United States of America.
--------------------------------------------------------------------------------

Item 2(d)                  Title of Class of Securities:

                           Common Stock, $0.01 par value
--------------------------------------------------------------------------------

Item 2 (e)                 CUSIP Number:

                           335944 10 4
--------------------------------------------------------------------------------

NO. 335944 10 4                                                     Page 8 of 12

--------------------------------------------------------------------------------
Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                           (a) [ ] Broker or Dealer  registered under Section 15
                                   of the Act.

                           (b) [ ] Bank as  defined  in  Section  3(a)(6) of the
                                   Act.

                           (c) [ ] Insurance  Company  as   defined  in  Section
                                   3(a)(19) of the Act.

                           (d) [ ] Investment  Company registered under  Section
                                   8 of the Investment Company Act.

                           (e) [ ] An investment adviser in accordance with Rule
                                   13d-1(b)(1)(ii)(D);

                           (f) [ ] An employee  benefit  plan endowment  fund in
                                   accordance with Rule 13d-1(b)(1)(ii)(F);

                           (g) [ ] A parent holding company or control person in
                                   accordance  with Rule 13d-1(b)(ii)(G);

                           (h) [ ] A savings association as defined  in  Section
                                   3(b)  of  the  Federal Deposit Insurance Act;

                           (i) [ ] A church  plan  that  is  excluded  from  the
                                   definition  of  an investment  company  under
                                   Section  3(c)(14) of  the  Investment Company
                                   Act;

                           (j) [ ] Group,    in   accordance   with   Rule
                                   13d-1(b)()(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check this box. [  ]

--------------------------------------------------------------------------------

Item 4(a)                  Amounts Beneficially Owned:

                           Redstone Group, Ltd.                        1,408,151
                           Redstone, Inc.                              1,408,151
                           David L. Solomon                            2,138,000
                           David C. Shindeldecker                      1,518,018
-------------------------------------------------------------------------------

Item 4(b)                  Percent of Class:

CUSIP NO. 335944 10 4                                               Page 9 of 12

--------------------------------------------------------------------------------
                           Redstone Group, Ltd.                        9.90%
                           Redstone, Inc.                              9.90%
                           David L. Solomon                           15.03%
                           David C. Shindeldecker                     10.67%

-------------------------------------------------------------------------------

Item 4(c) Number of shares as to which such person has:

                           (i)  sole power to vote or to direct the vote:

                                        Redstone Group, Ltd.           1,408,151
                                        Redstone, Inc.                 1,408,151
                                        David L. Solomon                 729,849
                                        David C. Shindeldecker           109,867

                           (ii) shared power to vote or to direct the vote:

                                        Redstone Group, Ltd.           1,408,151
                                        Redstone, Inc.                 1,408,151
                                        David L. Solomon               1,408,151
                                        David C. Shindeldecker         1,408,151

                           (iii) sole power to dispose or to direct the disposition of:

                                        Redstone Group, Ltd.           1,408,151
                                        Redstone, Inc.                 1,408,151
                                        David L. Solomon                 729,849
                                        David C. Shindeldecker           109,867

                           (iv) shared power to dispose or to direct the disposition of:

                                        Redstone Group, Ltd.           1,408,151
                                        Redstone, Inc.                 1,408,151
                                        David L. Solomon               1,408,151
                                        David C. Shindeldecker         1,408,151

Item 5                      Ownership of Five Percent or Less of a Class:

                            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6                      Ownership of More  than  Five Percent  on  Behalf of
                            Another Person:

                            Not applicable

CUSIP NO. 335944 10 4                                              Page 10 of 12

--------------------------------------------------------------------------------

                      Identification and  Classification of the Subsidiary
                            Which Acquired the Security Being Reported on by the Parent Holding Company:

                            Not applicable

Item 8                      Identification and Classification of Members of  the
                            Group:

                            Not applicable

Item 9                      Notice of Dissolution of Group:

                            Not applicable

Item 10                     Certification:

                            By signing below, each of the reporting persons certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.



          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          Dated: February 10, 1999

                             REDSTONE GROUP, LTD.

                             By:  Redstone, Inc., General Partner

                                      By:  /s/ Ivana Shumberg
                                               Ivana Shumberg
                                               Executive Vice President



                             REDSTONE, INC.



                                      By:  /s/ Ivana Shumberg

CUSIP NO. 335944 10 4                                              Page 11 of 12

--------------------------------------------------------------------------------


                                               Ivana Shumberg
                                               Executive Vice President



                                           /s/ David Solomon
                                               David L. Solomon



                                          /s/ David Shindeldecker
                                              David C. Shindeldecker

CUSIP NO. 335944 10 4                                              Page 12 of 12

--------------------------------------------------------------------------------

                             JOINT FILING AGREEMENT

                          PURSUANT TO RULE 13d-1(k)(1)

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timeline filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This
Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

         Date:    February 10, 1999



                                             REDSTONE GROUP, LTD.



                                             By:  /s/ Ivana Shumberg
                                                      Ivana Shumberg
                                                      Executive Vice President



                                             REDSTONE, INC.



                                             By:  /s/ Ivana Shumberg
                                                      Ivana Shumberg
                                                      Executive Vice President



                                                      /s/ David L. Solomon
                                                      DAVID L. SOLOMON



                                                     /s/ David C. Shindeldecker
                                                         DAVID C. SHINDELDECKER